Nasdaq, Inc. Board
Compensation Policy

Amended and Restated as of the 2020 Annual Meeting of Stockholders
/ Chief Financial Officer / Version 2.1

Purpose & Statement Of Policy
QUESTIONS?
Please contact the Stock Plan Administrator if at any time you have questions about the equity element of the policy. Please contact the Office of the Corporate Secretary with questions about the cash element of the policy.

Annual Non-Employee Director (“Director”) compensation consists of the following elements, each of which is discussed further below: (i) annual retainer, (ii) annual equity award, (iii) annual committee chair fees and (v) annual committee member fees.

Director compensation will be based on a compensation year in connection with the annual meeting of stockholders (the “Annual Meeting”). This enables Directors to receive equity immediately following election and appointment to the Board at the Annual Meeting.

Applicability & Scope
This Policy is applicable to all non-employee Directors of Nasdaq, Inc.
Annual Retainer
•Annual Director Retainer compensation is equal to a total value of $75,000 for each Director, other than the Chairman of the Board.
•The Lead Independent Director, if any, will receive the Annual Director Retainer plus an additional Lead Independent Director Retainer of $75,000.
•The Chairman of the Board will receive Annual Board Chairman Retainer compensation equal to a total value of $240,000.
•Annual Retainer compensation will be delivered in the form of equity; however, Directors may annually elect to receive the entire Retainer compensation in cash or equity. Each Director will have the opportunity to make this election during the thirty (30) day period preceding the Annual Meeting. If the Director declines to make an election, the entire Annual Retainer will be paid in equity.
•Equity will be issued as Restricted Stock Units to each eligible director automatically on the date of the Annual Meeting immediately following the Director’s election and appointment by the Board. The equity portion selected will be paid in accordance with the “Policies and Procedures Relating to Equity Grants” below.

•If cash is selected, the cash portion will be paid semi- annually in arrears, in equal installments, no later than the fifteenth day of the third month following the end of the semi-annual period; provided, however, that a Director will have a right to receive a cash payment for any given period only if that person serves as a Director during all or a portion of that period, with the cash payment for the period being prorated in the case of a person who serves as a Director during only a portion of a period (other than on account of death or disability).
•A Director appointed after the annual shareholders meeting will be eligible to receive a prorated share of the Annual Retainer compensation. Such a Director may elect to receive the entire prorated share of the Annual Retainer compensation in cash or equity. Equity will be paid retroactively on the date of the next Annual Meeting. Any cash portion will be paid semi-annually in arrears.
Annual Equity Award
•All Directors, including the Chairman and Lead Independent Director, will receive an additional annual equity award in the form of Restricted Stock Units, in the amount of $260,000 per annum.
•The annual equity award will be granted to each Director automatically on the date of the Annual Meeting immediately following the Director’s election and appointment to the Board.
•The annual equity award will be paid in accordance with the “Policies and Procedures Relating to Equity Grants” below.
Annual Committee Chair Fees
•The Chairperson of the Audit Committee will receive an Annual Chair Fee of $40,000.
•The Chairperson of the Management Compensation Committee will receive an Annual Chair Fee of $30,000.
•The Chairperson of the Finance and Nominating & Governance Committees will receive an Annual Chair Fee of $20,000.
•The Annual Chair fees will be paid in equity; however, each Chairperson may elect to receive the entire Annual Chair fees in cash. The Annual Chair fees will be issued as Restricted Stock Units to each eligible director automatically on the date of the Annual Meeting immediately following the Director’s election and appointment by the Board. Fees paid in equity will be paid in accordance with the “Policies and Procedures Relating to Equity Grants” below.
•If cash is selected, the cash portion will be paid semi- annually in arrears, in equal installments, no later than the fifteenth day of the third month following the end of the semi-annual period; provided, however, that a Director will have a right to receive a cash payment for any given period only if that person serves as a Director during all or a portion of that period, with the cash payment for the period being prorated in the case of a person who serves as a Director during only a portion of a period (other than on account of death or disability).
Annual Committee Member Fees
•Each Non-Chair Member of the Audit Committee will receive an annual membership fee of $20,000.
•Each Non-Chair Member of the Management Compensation Committee and Nominating and Governance Committee will receive an annual membership fee of $10,000.
•Each Non-Chair Member of the Finance Committee will receive an annual membership fee of $5,000.
•The Annual Committee Member fees will be paid in equity; however, each Non-Chair Member may elect to receive the entire Annual Committee Member fees in cash. The Annual Committee Member fees will be issued as Restricted Stock Units to each eligible director automatically on the date of the Annual Meeting immediately following the Director’s election and appointment by the Board. Fees paid in equity will be paid in accordance with the “Policies and Procedures Relating to Equity Grants” below.
•If cash is selected, the cash portion will be paid semi- annually in arrears, in equal installments, no later than the fifteenth day of the third month following the end of the semi-annual period; provided, however, that a Director will have a right to receive a cash payment for any given period only if that person serves as a Director during all or a portion of that period, with the cash payment for the period being prorated in the case of a person who serves as a Director during only a portion of a period (other than on account of death or disability).

Policies And Procedures Relating To Equity Grants
General
•All Director equity will be granted under the Equity Plan.

•Calculation of the number of shares of equity to be awarded to Directors will be valued at 100% of face value and based on the closing price of Nasdaq’s common stock on the date of the grant. Equity awards are non-transferable and must be issued to the Director.
•Any grants of equity under this policy shall be exempt pursuant to Rule 16b-3 under the Securities Exchange Act of 1934, as amended.
Vesting
•Equity awards will vest 100% one (1) year from the date of the grant. Equity awards will also vest upon the scheduled expiration of a Director’s term, if such term is not renewed.
•Upon a Director’s resignation (other than for death or disability) prior to the end of the Director’s term, equity awards will be forfeited.
•Upon termination of a Director for “Misconduct,” all equity awards will be forfeited without further consideration to the Director.
•Upon termination of a Director on account of his death or disability, equity awards will vest.
•Shortly after vesting, vested shares will appear in the Director’s account at E*Trade. To view this information, a Director may log directly onto his or her online E*Trade account at https://us.etrade.com/e/t/user/login_sp. Additionally, a Director may contact E*Trade’s Executive Services Team at 1.866.987.2339 or via email at executiveservices@etrade.com
Equity Agreements, Share Restrictions & Voting Rights
•Equity awards will be evidenced by an Equity Award Agreement to be entered into with each Director.
•Once vested, shares will be freely tradeable. Nasdaq does not have a repurchase right or obligation.
•Trading in Nasdaq shares, however, is subject to the Director and Executive Officers Trading Policy and to any contractual restrictions on transfer, such as lock- up agreements, that may be applicable.
Reporting and Disclosure
•SEC Form 4s (Change in Beneficial Ownership) must be filed by each Director with the SEC within 2 business days of equity grants. The Director may request Nasdaq’s assistance with the preparation and filing of Form 4s and other Section 16 reports by providing a completed Power of Attorney and CIK/CCC Code, if the Director has a CIK/CCC Code currently assigned.
• Equity will be reflected as stock owned by Directors, if required, in the Beneficial Ownership Table of the Nasdaq Proxy and will be disclosed under the general Director Compensation section of the Proxy.
Stock Ownership Guidelines For Directors
•Stock ownership guidelines for Directors of Nasdaq are as follows.

Value of Shares Owned
Chairman of the Board	6x Annual Board Chairman Equity Grant
All Other Directors	2x Annual Director Equity Grant
•New Directors are expected to meet the applicable level of ownership within four years of their election to the Board of Directors.
•The value of shares owned will be calculated based upon Nasdaq’s average closing common stock price for a 90 day period prior to the date on which the Director is expected to meet the applicable level of stock ownership.
•Shares that count toward meeting the stock ownership guidelines include:
•Shares owned outright (e.g., shares obtained upon option exercise, shares purchased in the open market, etc.)
•Shared ownership (e.g., shares owned or held in trust by immediate family)
•Vested and unvested restricted shares
•Shares that do not count toward meeting the stock ownership guidelines:
•Vested stock options
•Unvested stock options
•Once an applicable guideline threshold has been attained, the Director is expected to continuously retain sufficient share ownership to meet the guideline for as long as the Director is subject to the Stock Ownership Guidelines.
•There may be instances where an exception to the guidelines is necessary or appropriate, including in cases where the satisfaction of the guidelines would place a severe hardship on the Director. In such cases, the Chairman of the Board will make a final determination as to whether an exception to the Stock Ownership Guidelines, in whole or in part, will be granted.